Exhibit 99.1

NEWS RELEASE

For additional information contact:

Justine Koenigsberg (investors)

Concert Pharmaceuticals, Inc.

(781) 674-5284

ir@concertpharma.com

Kathryn Morris (media)

The Yates Network

(845) 635-9828

FOR IMMEDIATE RELEASE

Concert Pharmaceuticals Reports Second Quarter 2014 Financial Results and Provides Company Update

Conference Call Scheduled Today at 8:30 a.m. EDT, Including Discussion of Positive Results from Phase 1 Brain Imaging Trial of CTP-354

Lexington, MA (August 12, 2014) — Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) today reported financial results for the second quarter of 2014.

“The clinical and regulatory successes we have realized in the recent months are important to enabling our programs to advance into and through later stage clinical trials,” said Roger Tung, Ph.D., President and Chief Executive Officer of Concert Pharmaceuticals. “Our proprietary drug candidates, including CTP-354 for spasticity, have the potential to achieve multiple development milestones in the second half of the year. Importantly, we plan to initiate a Phase 2 clinical trial for spasticity associated with spinal cord injury later this year. In addition, two of our drug candidates in development with collaborators have achieved recent clinical advancements which continue the strong momentum with these programs.”

Recent Business Highlights

Wholly Owned Clinical Programs

•	CTP-354 Potential Non-Sedating Treatment for Spasticity. The Company will report and discuss on the conference call today at 8:30 am EDT the positive results from its Phase 1 multiple dose brain imaging clinical trial of CTP-354. The results showed that CTP-354 provided high and sustained brain GABAA receptor occupancy levels at doses that were non-sedating. In July 2014, the U.S. Food and Drug Administration (FDA) lifted its partial clinical hold on administering repeated doses of CTP-354 in excess of 6 mg per day. The Company is now evaluating doses of 12 mg per day of CTP-354 as part of its ongoing multiple ascending dose Phase 1 trial in healthy volunteers.

•	CTP-499 for Diabetic Nephropathy. In July 2014, Concert announced the successful completion of an End-of-Phase 2 meeting with the FDA for CTP-499, providing direction for Phase 3 development in diabetic nephropathy. Based on the End-of-Phase 2 meeting, the Company believes that a time to event analysis, where an event is defined as the first to occur of a 50% or greater increase in serum creatinine or progression to end stage renal disease, would support a potential New Drug Application (NDA).

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Concert Reports Second Quarter 2014 Financial Results, Page 2

Partnered Clinical Programs

•	AVP-786 for Neurologic and Psychiatric Disorders. In July 2014, Concert’s collaborator, Avanir Pharmaceuticals, announced that the FDA had accepted their Investigational New Drug (IND) application for a Phase 2 clinical trial assessing the safety and efficacy of AVP-786 for the adjunctive treatment of major depressive disorder.

•	JZP-386 for Narcolepsy. In July 2014, Jazz Pharmaceuticals and Concert announced the initiation of the first Phase 1 clinical trial of JZP-386, which is designed to assess the safety, pharmacokinetics and pharmacodynamics in healthy volunteers.

Corporate Highlights

•	Intellectual Property. During the second quarter of 2014, the U.S. Patent and Trademark Office awarded Concert five new composition of matter patents. As of June 30, 2014, Concert held 119 issued patents worldwide, including 55 issued patents in the United States.

Second Quarter 2014 Financial Results

Revenue was $1.2 million for the quarter ended June 30, 2014, compared to $17.4 million for the corresponding quarter in 2013, a decrease of $16.2 million. In the second quarter of 2013, Concert had recognized $17.0 million of license revenue under its collaboration agreement with Celgene. Revenue recognized in the second quarter of 2014 relates primarily to services performed by Concert in connection with its strategic collaborations.

Research and development expenses were $6.2 million for the quarter ended June 30, 2014, compared to $5.8 million for the same period in 2013, an increase of $0.5 million. The increase in research and development expenses was primarily attributable to increased development expenses of CTP-354, a novel, potentially first-in-class, non-sedating treatment for spasticity. General and administrative expenses were $2.7 million for the quarter ended June 30, 2014, compared to $2.3 million for the same period in 2013. The increase in general and administrative expenses was primarily related to expenses associated with operating as a public company.

For the quarter ended June 30, 2014, net loss was $8.0 million, or $0.45 per share. For the quarter ended June 30, 2013, all of the Company’s net income of $8.8 million was attributed to its preferred shareholders. Accordingly, the Company’s net income available to common stockholders and earnings per share were $0 and $0.00, respectively, for the quarter ended June 30, 2013.

Cash, cash equivalents and investments as of June 30, 2014, totaled $98.3 million.

Conference Call and Webcast

The company will host a conference call and webcast today at 8:30 a.m. EDT to provide an update on the company and discuss second quarter financial results. To access the conference call, please dial (855) 354-1855 (U.S. and Canada) or (484) 365-2865 (International) five minutes prior to the start time.

A live webcast of Concert’s presentation may be accessed in the Investors & Media section of the company’s website at www.concertpharma.com. Please log on to the Concert website approximately 15 minutes prior to the scheduled webcast to ensure adequate time for any software downloads that may be required. A replay of the webcast will be available on Concert’s website for three months.

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Concert Reports Second Quarter 2014 Financial Results, Page 3

Concert Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue:
License and research and development revenue	$1,235	$17,441	$2,848	$21,314
Milestone revenue	—	—	—	2,000

Total revenue	1,235	17,441	2,848	23,314

Operating expenses:
Research and development	6,243	5,753	11,837	10,792
General and administrative	2,718	2,273	5,256	4,237

Total operating expenses	8,961	8,026	17,093	15,029

Income (Loss) from operations	(7,726)	9,415	(14,245)	8,285
Interest and other expense, net	(264)	(650)	(695)	(1,299)

Net income (loss)	$(7,990)	$8,765	$(14,940)	$6,986
Accretion on redeemable convertible preferred stock	—	(99)	(55)	(196)
Undistributed earnings applicable to participating preferred shareholders	—	(8,666)	—	(6,790)

Net income (loss) applicable to common stockholders	$(7,990)	$—	$(14,995)	$—

Net income (loss) per share applicable to common stockholders—basic and diluted	$(0.45)	$—	$(1.11)	$—

Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders—basic	17,937	1,290	13,495	1,290

Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders—diluted	17,937	2,638	13,495	2,538

Concert Pharmaceuticals, Inc.

Summary Balance Sheet Data

(in thousands)

	June 30,	December 31,
	2014	2013
Cash and cash equivalents	$17,916	$9,638
Investments, available for sale	80,413	23,039
Working capital	81,317	18,128
Total assets	103,707	39,773
Deferred revenue	17,694	19,631
Loan payable, net of discount	11,094	14,919
Redeemable convertible preferred stock	—	112,244
Total stockholders’ equity (deficit)	$69,703	$(112,104)

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Concert Reports Second Quarter 2014 Financial Results, Page 4

About Concert

Concert Pharmaceuticals is a clinical stage biopharmaceutical company focused on applying its DCE Platform® (deuterated chemical entity platform) to create novel small molecule drugs. This approach starts with approved drugs, advanced clinical candidates or previously studied compounds that have the potential to be improved with deuterium substitution to enhance clinical safety, tolerability or efficacy. The company is developing a broad pipeline targeting CNS disorders, renal disease, inflammation and cancer. For more information, please visit www.concertpharma.com.

Cautionary Note on Forward Looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about our expectations for clinical development of our therapeutic candidates, including CTP-354, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials will be indicative of the results of later clinical trials, expectations for regulatory approvals, availability of funding sufficient for our foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of our most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission and in other filings that we make with the Securities and Exchange Commission. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Concert Pharmaceuticals Inc., the CoNCERT Pharmaceuticals Inc. logo and DCE Platform are registered trademarks of Concert Pharmaceuticals, Inc.

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